Exhibit 99.1

FOR IMMEDIATE RELEASE

Monday, November 28, 2011

Gannett names Teresa Gendron vice president and controller

McLEAN, VA – Gannett Co., Inc. (NYSE:GCI) announced today that it has named Teresa (Teri) Gendron vice president and controller, effective today.

She succeeds George Gavagan, who will continue as vice president and chief accounting officer and retire after Gannett files its Form 10-K in February 2012. Gendron will assume the role of principal accounting officer following Gavagan’s retirement. Gendron was formerly vice president and controller at NII Holdings, Inc., formerly known as Nextel International, Inc.

“We are pleased to welcome Teri as a valued member of the Gannett team. With her extensive knowledge and deep experience in leading finance and accounting cross-functional transformation at NII Holdings, Inc., her financial insight will be a strong asset as we continue to drive Gannett’s strategic and operational developments,” said Paul Saleh, senior vice president and chief financial officer at Gannett.

“We thank George for his strong leadership and for his exceptional stewardship of resources at Gannett. The importance of his finance and accounting guidance over the years cannot be overstated and is deeply appreciated,” Saleh said. “He has earned his retirement and we wish him all the best.”

“I’m thrilled to be joining Gannett at such an exciting time in the media industry as the company capitalizes on the opportunities presented by the rapidly changing media landscape and evolves its business to be more digitally focused,” said Gendron.

Prior to her appointment as vice president and controller at NII Holdings, Inc. in 2010, Gendron served as the company’s vice president and assistant controller, with responsibility for the company’s compliance with the Sarbanes-Oxley Act. While at NII Holdings, Inc., Gendron rose to positions of increasing responsibility as the company grew from its initial listing in 2003 to a Fortune 500 company within seven years.

Prior to joining NII Holdings, Inc., in 1999, Gendron served as a senior manager in KPMG’s audit practice in Washington, D.C. There, she was responsible for planning and overseeing external financial audits, focusing primarily on projects related to public company filings. Gendron has over 20 years of financial experience, including 13 years of experience within the telecommunications industry.

Gendron is a graduate of the University of Virginia, where she earned a bachelor of science in commerce, with a concentration in accounting. She received her master’s of business administration from Georgetown University, in addition to a global executive master’s of business administration from ESADE Business School of Ramon Llull University in Barcelona, Spain. Gendron is a certified public accountant, licensed in Virginia.

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About Gannett

Gannett Co., Inc. (NYSE: GCI) is an international media and marketing solutions company that informs and engages more than 100 million people every month through its powerful network of broadcast, digital, mobile and publishing properties. Our portfolio of trusted brands offers marketers unmatched local-to-national reach and customizable, innovative marketing solutions across any platform. Gannett is committed to connecting people – and the companies who want to reach them – with their interests and communities. For more information, visit www.gannett.com.

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For media inquiries, contact:	For investor inquiries, contact:
Corporate Communications	Jeffrey Heinz
703-854-6089	Director, Investor Relations
703-854-6917
jheinz@gannett.com